Exhibit 99.1

City Office REIT Reports Second Quarter 2022 Results

VANCOUVER— August 4, 2022—City Office REIT, Inc. (NYSE: CIO) (the “Company,” “City Office,” “we” or “our”) today announced its results for the quarter ended June 30, 2022.

Second Quarter Highlights

•	Rental and other revenues were $45.5 million. GAAP net income attributable to common stockholders was approximately $1.0 million, or $0.02 per fully diluted share;

•	Core FFO was approximately $17.6 million, or $0.40 per fully diluted share;

•	AFFO was approximately $8.0 million, or $0.18 per fully diluted share;

•	Closed the disposition of the Lake Vista Pointe property in Dallas, Texas for a gross sales price of $43.8 million, generating a gain on sale of $21.7 million;

•	In-place occupancy closed the quarter at 86.9%;

•	Executed approximately 254,000 square feet of new and renewal leases during the quarter;

•

During the quarter and subsequent to quarter end, the Company completed the repurchase of 2,302,694 shares of common stock at an average gross price of $13.11 per share for an aggregate cost of approximately $30.2 million;

•	Declared a second quarter dividend of $0.20 per share of common stock, paid on July 22, 2022; and

•	Declared a second quarter dividend of $0.4140625 per share of Series A Preferred Stock, paid on July 22, 2022.

“Our properties are predominantly located in desirable Sun Belt locations positioned for long term growth,” commented James Farrar, the Company’s Chief Executive Officer. “We have built an attractive portfolio of high-quality and amenitized buildings that aligns with tenants’ desire for vibrant office locations. Leasing tour activity and tenant utilization trends continue to improve, giving us confidence in the trajectory of our business.”

“During 2022, a major priority has been executing our spec suite program and advancing strategic enhancements across our portfolio to drive leasing results. We are also focused on opportunities to generate incremental value. In that regard, we closed the sale of our Lake Vista Pointe property for a $22 million gain and have repurchased $30 million of shares of common stock to date at what we believe is a steep discount to their inherent value. We have provided a slide analyzing the stock repurchase metrics in our August Investor Presentation that can be found in the Investor Relations section of our website at www.cioreit.com.”

A reconciliation of certain non-GAAP financial measures, including FFO, Core FFO, AFFO, NOI, Same Store NOI, Same Store Cash NOI, Adjusted Cash NOI and their equivalent per share measures, to the most directly comparable financial measure under U.S. generally accepted accounting principles (“GAAP”) can be found at the end of this release.

Portfolio Operations

The Company reported that its total portfolio as of June 30, 2022 contained 6.0 million net rentable square feet and was 86.9% occupied. Occupancy was impacted by the newly constructed Bloc 83 property in Raleigh, North Carolina that is completing its initial lease-up phase and has signed leases that have not yet taken occupancy. Excluding the Bloc 83 property, portfolio occupancy was 88.6% as of June 30, 2022.

Net Operating Income was approximately $28.7 million and Adjusted Cash NOI (CIO share) was approximately $26.9 million for the second quarter of 2022. Net Operating Income benefited from $1.1 million of termination fee income recognized in the quarter.

Same Store Cash NOI decreased 7.1% for the three months ended June 30, 2022 as compared to the same period in the prior year. Same Store Cash NOI decreased 5.9% for the six months ended June 30, 2022 as compared to the same period in the prior year.

Investment and Disposition Activity

On June 15, 2022, the Company completed the previously announced $43.8 million sale of its Lake Vista Pointe property in Dallas, Texas. The disposition translates to a gain on sale of $21.7 million and a 6.1% cash capitalization rate, including an adjustment for an unfunded tenant improvement allowance. $16.8 million of mortgage debt secured by the property was repaid upon the close of the transaction.

Leasing Activity

The Company’s total leasing activity during the second quarter of 2022 was approximately 254,000 square feet, which included 126,000 square feet of new leasing and 128,000 square feet of renewals. Approximately 233,000 square feet of leases signed within the quarter will commence subsequent to quarter end.

New Leasing – New leases were signed with a weighted average lease term of 6.6 years at a weighted average annual rent of $32.47 per square foot and at a weighted average cost of $7.63 per square foot per year. Of note, leasing activity continues to be strong at the Company’s Bloc 83 property in Raleigh, North Carolina, where two leases for a total of approximately 23,000 square feet were signed during the quarter.

Renewal Leasing – Renewal leases were signed with a weighted average lease term of 4.6 years at a weighted average annual rent of $28.15 per square foot and at a weighted average cost of $6.90 per square foot per year.

Capital Structure

As of June 30, 2022, the Company had total principal outstanding debt of approximately $658.6 million. Approximately $446.6 million, or 67.8%, of the Company’s outstanding debt was fixed rate. When factoring in the $50 million term loan as fixed rate debt due to an interest swap, approximately 75.4% of the Company’s debt was effectively fixed rate. City Office’s total principal outstanding debt had a weighted average maturity of approximately 3.8 years and a weighted average interest rate of 3.7%.

On August 5, 2020 the Company’s Board of Directors approved a share purchase plan authorizing the Company to repurchase up to an aggregate amount of $50 million of its outstanding shares of common stock. During the three months ended June 30, 2022, the Company settled on the repurchase of 394,833 shares of its common stock at an average gross price of $12.64 per share for a total cost of approximately $5.0 million. Including incremental share repurchases completed after quarter end, the Company had completed the repurchase of 2,302,694 shares at an average gross price of $13.11 per share for an aggregate cost of approximately $30.2 million.

Dividends

On June 16, 2022, the Company’s Board of Directors approved and the Company declared a cash dividend of $0.20 per share of the Company’s common stock for the three months ended June 30, 2022. The dividend was paid on July 22, 2022 to common stockholders and unitholders of record as of July 8, 2022.

On June 16, 2022, the Company’s Board of Directors approved and the Company declared a cash dividend of $0.4140625 per share of the Company’s 6.625% Series A Preferred Stock for the three months ended June 30, 2022. The dividend was paid on July 22, 2022 to preferred stockholders of record as of July 8, 2022.

2022 Outlook

The Company is updating its 2022 guidance based on year-to-date performance and its expectations for the remainder of the year. The midpoint of full year 2022 Core FFO per share expectations has been adjusted downward by $0.025 per share. This net change is the result of several positive and negative impacts to prior expectations. Projected interest expense has increased due to higher forecasted interest rates on the floating rate portion of the Company’s unsecured credit facility as well as higher outstanding debt from the share repurchase program. 2022 Net Operating Income is also expected to be lower primarily due to the timing of certain leasing assumptions. Offsetting part of these impacts is the accretion generated from the share repurchase program.

Full Year 2022 Guidance	Previous		Updated
	Low	High	Low	High
Acquisitions	$0.0M	$0.0M	$0.0M	$0.0M
Dispositions	$0.0M	$44.0M	$43.8M	$43.8M
Net Operating Income	$113.0M	$115.0M	$111.5M	$112.5M
General & Administrative Expenses	$14.0M	$15.0M	$14.2M	$14.7M
Interest Expense	$24.0M	$25.0M	$26.0M	$27.0M
2022 Core FFO per diluted share	$1.56	$1.60	$1.54	$1.57
Net Recurring Straight-Line Rent Adjustment	$5.0M	$6.0M	$5.0M	$6.0M
Same Store Cash NOI Change	(6.0%)	(4.0%)	(6.0%)	(4.0%)
December 31, 2022 Occupancy	86.5%	88.5%	85.5%	87.0%

Material Considerations:

1.	Dispositions reflects the June 15, 2022 sale of the Lake Vista Pointe property in Dallas, Texas.

2.	Termination fee income of $3.4 million has been included in 2022 guidance.

3.

The General and Administrative Expenses guidance includes approximately $4.0 million for stock-based compensation. Our Core FFO definition excludes stock-based compensation. Excluding stock-based compensation, General and Administrative Expenses guidance for Full Year 2022 would have been $10.2 million – $10.7 million.

4.

Annual weighted average fully diluted shares of common stock outstanding are assumed to be approximately 43.4 million in the low scenario with $30 million of shares of common stock repurchased and approximately 42.8 million in the high scenario with $50 million of shares of common stock repurchased.

The Company’s guidance is based on current plans and assumptions and subject to the risks and uncertainties more fully described in the Company’s filings with the United States Securities and Exchange Commission. This outlook reflects management’s view of current and future market conditions, including assumptions such as the pace of future acquisitions and dispositions, rental rates, occupancy levels, leasing activity, uncollectible rents, operating and general administrative expenses, weighted average diluted shares outstanding and rising interest rates. The Company reminds investors that the impacts of the COVID-19 pandemic are uncertain and impossible to predict. See “Forward-looking Statements” below.

Webcast and Conference Call Details

City Office’s management will hold a conference call at 11:00 am Eastern Time on August 4, 2022.

The webcast will be available under the “Investor Relations” section of the Company’s website at www.cioreit.com. The conference call can be accessed by dialing 1-844-200-6205 for domestic callers and 1-929-526-1599 for international callers. The passcode for the conference call is 134483.

A replay of the call will be available later in the day on August 4, 2022, continuing through November 2, 2022 and can be accessed by dialing 1-866-813-9403 for domestic callers and 44-204-525-0658 for international callers. The passcode for the replay is 007327. A replay will also be available for twelve months following the call at “Webcasts & Events” in the “Investor Relations” section of the Company’s website.

A supplemental financial information package to accompany the discussion of the results will be posted on www.cioreit.com under the “Investor Relations” section.

Non-GAAP Financial Measures

Funds from Operations (“FFO”) – The National Association of Real Estate Investment Trusts (“NAREIT”) states FFO should represent net income or loss (computed in accordance with GAAP) plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments of unconsolidated partnerships and joint ventures, gains or losses on the sale of property and impairments to real estate.

The Company uses FFO as a supplemental performance measure because the Company believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Core Funds from Operations (“Core FFO”) – We calculate Core FFO by using FFO as defined by NAREIT and adjusting for certain other non-core items. We also exclude from our Core FFO calculation acquisition costs, loss on early extinguishment of debt, changes in the fair value of the earn-out, changes in fair value of contingent consideration and the amortization of stock based compensation.

We believe Core FFO provides a useful metric in comparing operations between reporting periods and in assessing the sustainability of our ongoing operating performance. Other equity REITs may calculate Core FFO differently or not at all, and, accordingly, the Company’s Core FFO may not be comparable to such other REITs’ Core FFO.

Adjusted Funds from Operations (“AFFO”) – We compute AFFO by adding to Core FFO the non-cash amortization of deferred financing fees and non-real estate depreciation and then subtracting cash paid for recurring tenant improvements, leasing commissions, and capital expenditures, and eliminating the net effect of straight-line rent / expense, deferred market rent and debt fair value amortization. Recurring capital expenditures exclude development / redevelopment activities, capital expenditures planned at acquisition and costs to reposition a property. We exclude first generation leasing costs within the first two years of our initial public offering or acquisition, which are generally to fill vacant space in properties we acquire or were planned at acquisition. We have further excluded all costs associated with tenant improvements, leasing commissions and capital expenditures which were funded by the entity contributing the properties at closing.

Along with FFO and Core FFO, we believe AFFO provides investors with appropriate supplemental information to evaluate the ongoing operations of the Company. Other equity REITs may calculate AFFO differently, and, accordingly, the Company’s AFFO may not be comparable to such other REITs’ AFFO.

Net Operating Income (“NOI”), Adjusted Cash NOI (CIO share) – We define NOI as rental and other revenues less property operating expenses. We define Adjusted Cash NOI as NOI less the effect of recurring straight-line rent / expense, deferred market rent, and any amounts which are funded by the selling entities and NCI in properties.

We consider NOI and Adjusted Cash NOI to be appropriate supplemental performance measures to net income because we believe they provide information useful in understanding the core operations and operating performance of our portfolio.

Same Store Net Operating Income (“Same Store NOI”) and Same Store Cash Net Operating Income (“Same Store Cash NOI”) – Same Store NOI and Same Store Cash NOI is calculated as the NOI attributable to the properties continuously owned and operated for the entirety of the reporting periods presented. The Company’s definition of Same Store NOI and Same Store Cash NOI excludes properties that were not stabilized during both of the applicable reporting periods. These exclusions may include, but are not limited to, acquisitions, dispositions and properties undergoing repositioning or significant renovations.

We believe Same Store NOI and Same Store Cash NOI is an important measure of comparison because it allows for comparison of operating results of stabilized properties owned and operated for the entirety of both applicable periods and therefore eliminates variations caused by acquisitions, dispositions or repositionings during such periods. Other REITs may calculate Same Store NOI and Same Store Cash NOI differently and our calculation should not be compared to that of other REITs.

Forward-looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements within the meaning of the federal securities laws and as such are based upon the Company’s current beliefs as to the outcome and timing of future events. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “approximately,” “anticipate,” “assume,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “future,” “hypothetical,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will” or other similar words or expressions. There can be no assurance that actual forward-looking statements, including projected capital resources, projected profitability and portfolio performance, estimates or developments affecting the Company will be those anticipated by the Company. Examples of forward-looking statements include those pertaining to expectations regarding our financial performance, including under metrics such as NOI and FFO, market rental rates, national or local economic growth, including the impact of inflation, estimated replacement costs of our properties, the Company’s expectations regarding tenant occupancy, re-leasing periods, projected capital improvements, expected sources of financing, expectations as to the likelihood and timing of closing of acquisitions, dispositions, or other transactions, the expected operating performance of the Company’s current properties, anticipated near-term acquisitions and descriptions relating to these expectations, including, without limitation, the anticipated net operating income yield and cap rates, lower than expected yields, increased interest rates and operating costs, and changes in local, regional, national and international economic conditions, including as a result of the ongoing COVID-19 pandemic. Forward-looking statements presented in this press release are based on management’s beliefs and assumptions made by, and information currently available to, management.

The forward-looking statements contained in this press release are based on historical performance and management’s current plans, estimates and expectations in light of information currently available to us and are subject to uncertainty and changes in circumstances. There can be no assurance that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to the factors, risks and uncertainties described above, changes in global, regional or local political, economic, business, competitive, market, regulatory and other factors described in our news releases and filings with the SEC, including but not limited to those described in our Annual Report on Form 10-K for the year ended December 31, 2021 under the heading “Risk Factors” and in our subsequent reports filed with the SEC, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove to be incorrect, our actual results may vary in material respects from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. Any forward-looking statement made by us in this press release speaks only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company does not guarantee that the assumptions underlying such forward-looking statements contained in this press release are free from errors. Unless otherwise stated, historical financial information and per share and other data are as of June 30, 2022 or relate to the quarter ended June 30, 2022. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable securities laws.

City Office REIT, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except par value and share data)

	June 30, 2022	December 31, 2021
Assets
Real estate properties
Land	$200,686	$204,801
Building and improvement	1,230,702	1,244,177
Tenant improvement	129,496	119,011
Furniture, fixtures and equipment	664	664

	1,561,548	1,568,653
Accumulated depreciation	(170,569)	(157,356)

	1,390,979	1,411,297

Cash and cash equivalents	26,352	21,321
Restricted cash	43,044	20,945
Rents receivable, net	37,501	30,415
Deferred leasing costs, net	21,213	20,327
Acquired lease intangible assets, net	61,762	68,925
Other assets	30,526	28,283

Total Assets	$1,611,377	$1,601,513

Liabilities and Equity
Liabilities:
Debt	$654,366	$653,648
Accounts payable and accrued liabilities	33,136	27,101
Deferred rent	10,089	11,600
Tenant rent deposits	6,856	6,165
Acquired lease intangible liabilities, net	10,042	10,872
Other liabilities	20,895	21,532

Total Liabilities	735,384	730,918

Commitments and Contingencies
Equity:
6.625% Series A Preferred stock, $0.01 par value per share, 5,600,000 shares authorized, 4,480,000 issued and outstanding as of June 30, 2022 and December 31, 2021	112,000	112,000
Common stock, $0.01 par value, 100,000,000 shares authorized, 43,330,831 and 43,554,375 shares issued and outstanding as of June 30, 2022 and December 31, 2021	433	435
Additional paid-in capital	479,057	482,061
Retained earnings	281,735	275,502
Accumulated other comprehensive income/(loss)	1,885	(382)

Total Stockholders’ Equity	875,110	869,616
Non-controlling interests in properties	883	979

Total Equity	875,993	870,595

Total Liabilities and Equity	$1,611,377	$1,601,513

City Office REIT, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Rental and other revenues	$45,498	$39,964	$90,350	$79,480
Operating expenses:
Property operating expenses	16,836	14,179	33,325	28,297
General and administrative	3,614	3,068	7,070	5,868
Depreciation and amortization	15,701	14,954	31,516	29,369

Total operating expenses	36,151	32,201	71,911	63,534

Operating income	9,347	7,763	18,439	15,946
Interest expense:
Contractual interest expense	(5,982)	(5,639)	(11,729)	(11,883)
Amortization of deferred financing costs and debt fair value	(302)	(272)	(614)	(602)

	(6,284)	(5,911)	(12,343)	(12,485)
Net gain on sale of real estate property	—	—	21,658	47,400

Net income	3,063	1,852	27,754	50,861
Less:
Net income attributable to non-controlling interests in properties	(164)	(190)	(335)	(382)

Net income attributable to the Company	2,899	1,662	27,419	50,479
Preferred stock distributions	(1,855)	(1,855)	(3,710)	(3,710)

Net income/(loss) attributable to common stockholders	$1,044	$(193)	$23,709	$46,769

Net income/(loss) per common share:
Basic	$0.02	$0.00	$0.54	$1.08

Diluted	$0.02	$0.00	$0.53	$1.06

Weighted average common shares outstanding:
Basic	43,632	43,482	43,593	43,440

Diluted	44,482	43,482	44,445	44,080

Dividend distributions declared per common share	$0.20	$0.15	$0.40	$0.30

City Office REIT, Inc.

Reconciliation of Net Income to Net Operating Income and Adjusted Cash NOI

(Unaudited)

(In thousands)

Three Months Ended June 30, 2022
Net income	$3,063
Adjustments to net income:
General and administrative	3,614
Contractual interest expense	5,982
Amortization of deferred financing costs and debt fair value	302
Depreciation and amortization	15,701

Net Operating Income (“NOI”)	$28,662
Net recurring straight-line rent/expense adjustment	(1,355)
Net amortization of above and below market leases	17

Portfolio Adjusted Cash NOI	$27,324
NCI in properties – share in cash NOI	(398)

Adjusted Cash NOI (CIO share)	$26,926

City Office REIT, Inc.

Reconciliation of Net Income to FFO, Core FFO and AFFO

(Unaudited)

(In thousands, except per share data)

Three Months Ended June 30, 2022
Net income attributable to common stockholders	$1,044
(+) Depreciation and amortization	15,701

16,745
Non-controlling interests in properties:
(+) Share of net income	164
(-) Share of FFO	(312)

FFO attributable to common stockholders	$16,597

(+) Stock based compensation	992

Core FFO attributable to common stockholders	$17,589

(-) Net recurring straight-line rent/expense adjustment	(1,355)
(+) Net amortization of above and below market leases	17
(+) Net amortization of deferred financing costs and debt fair value	300
(-) Net recurring tenant improvements and incentives	(4,866)
(-) Net recurring leasing commissions	(2,055)
(-) Net recurring capital expenditures	(1,679)

AFFO attributable to common stockholders	$7,951

FFO per common share	$0.37

Core FFO per common share	$0.40

AFFO per common share	$0.18

Dividends distributions declared per common share	$0.20
FFO Payout Ratio	54%
Core FFO Payout Ratio	51%
AFFO Payout Ratio	112%
Weighted average common shares outstanding—diluted	44,482

City Office REIT, Inc.

Reconciliation of Rental and Other Revenues to Same Store NOI and Same Store Cash NOI

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Rental and other revenues	$45,498	$39,964	$90,350	$79,480
Property operating expenses	16,836	14,179	33,325	28,297

Net operating income (“NOI”)	$28,662	$25,785	$57,025	$51,183
Less: NOI of properties not included in same store	(7,585)	(3,803)	(14,865)	(7,885)

Same store NOI	$21,077	$21,982	$42,160	$43,298
Less:
Termination fee income	(1,143)	(1,495)	(2,220)	(1,696)
Straight-line rent/expense adjustment	(500)	199	(224)	263
Above and below market leases	(7)	222	8	355
NCI in properties – share in cash NOI	(398)	(425)	(798)	(850)

Same store cash NOI	$19,029	$20,483	$38,926	$41,370

City Office REIT, Inc.

Reconciliation of Net Income to Core FFO Guidance

(Unaudited)

(In thousands, except per share data)

	Full Year 2022 Outlook
	Low	High
Net income attributable to common stockholders	$22,100	$21,700
(+) Depreciation and amortization	63,000	64,000
(-) Net gain on sale of real estate property	(21,700)	(21,700)
(-) Non-controlling interests in properties	(700)	(700)

FFO attributable to common stockholders	$62,700	$63,300

(+) Stock based compensation	4,000	4,000

Core FFO attributable to common stockholders	$66,700	$67,300

FFO per common share	$1.44	$1.48

Core FFO per common share	$1.54	$1.57

Weighted average shares of common stock	43,400	42,800

Contact

City Office REIT, Inc.

Anthony Maretic, CFO

+1-604-806-3366

investorrelations@cityofficereit.com